MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

NEW YORK MUNICIPAL BOND FUND

FILE # 811-4375

ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
11/20/2003	Tobacco Settlement Fin Corp 5.5% 6/1/21-22	487,675,000	4,700,000	JP Morgan
12/05/2003	State of NY Muni Bond Bank 5.25% 6/18 - 2022	2,013,900,000	1,100,000	Citigroup